Exhibit 99.1


           Global Payment Technologies, Inc. Announces Appointment of
                        Outside Independent Board Member


     HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Jan. 19, 2006--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, announced today that Elliot H. Goldberg has been appointed as a Director and member of the Audit, Nominating and Compensation Committees effective January 18, 2006.
     Mr. Goldberg has been the senior partner at the public accounting firm of Liebman, Goldberg & Drogin LLP since May 1, 1997. From 1967 to May 1, 1997 he operated the public accounting firm of Elliot H. Goldberg CPA PC., which then merged into Liebman Goldberg & Drogin, LLP. Mr. Goldberg has been a member of the New York State Society of CPAs and American Institute of Certified Public Accountants since 1967. From 1971 to present Mr. Goldberg has been President of Lor-Deb Enterprises Ltd., an insurance consulting brokerage firm. Mr. Goldberg received a Bachelor of Arts Degree in Economics in 1963 and a Bachelor of Business Administration Degree in accounting in 1965 from the City University of N.Y.
     On January 18, 2006 GPT notified NASDAQ of the appointment of Mr. Goldberg and has received a letter from NASDAQ stating that GPT now complies with NASDAQ's Audit Committee requirements under Marketplace Rule 4350.

     About Global Payment Technologies, Inc.

     Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

     Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.


     CONTACT: PR Financial Marketing
              Jim Blackman, 713-256-0369
              jimblackman@prfinancialmarketing.com
              or
              Global Payment Technologies, Inc.
              Thomas McNeill, 631-231-1177 ext. 273